Exhibit 99.1

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NYSE Euronext Announces Strong First Quarter 2011 Financial Results

— First Quarter GAAP Diluted EPS of $0.59 vs. $0.50 in the Prior Year Period —

— Diluted EPS of $0.68 Up 26% Year-over-Year and 48% Sequentially, Excluding Merger Expenses & Exit Costs —

— Launched Interest Rate Futures on NYSE Liffe U.S./New York Portfolio Clearing —

— Global Leader for IPOs, Over 90% share of Proceeds in U.S., Increasing Momentum for Franchise —

— Integration Planning for Proposed Merger with Deutsche Boerse On-Track —

Financial and Operating Highlights1, 2

•	Diluted EPS of $0.68, up 26% vs. 1Q10; up 48% vs. 4Q10
•	Net revenue of $679 million, up 5% vs. 1Q10; up 11% vs. 4Q10
•	Fixed operating expenses of $415 million, down 3% vs. 1Q10; down 2% vs. 4Q10
•	Operating income of $264 million, up 21% vs. 1Q10; up 40% vs. 4Q10
•	Operating margin of 39% vs. 34% in the prior year; EBITDA margin of 49% vs. 44%
•	NYSE Liffe U.S. executed 480,000 contracts in new products in first nine trading days after launch
•	#1 for IPOs globally; Over 90% market share of U.S. proceeds raised
•	Board declares second quarter 2011 cash dividend of $0.30 per share

[1]	All comparisons versus 1Q10 unless otherwise stated. Excludes merger expenses and exit costs.
[2]	A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See also our statement on non-GAAP financial measures at the end of this earnings release.

NEW YORK – April 28, 2011 – NYSE Euronext (NYX) today reported net income of $155 million, or $0.59 per diluted share for the first quarter of 2011, compared to net income of $130 million, or $0.50 per diluted share for the first quarter of 2010. Results for the first quarter of 2011 and 2010 include $21 million and $13 million, respectively, of pre-tax merger expenses and exit costs. Merger expenses and exit costs in the first quarter of 2011 included $15 million related to the proposed merger with Deutsche Boerse. Excluding the impact of these items, net income in the first quarter of 2011 was $177 million, or $0.68 per diluted share, compared to $140 million, or $0.54 per diluted share, in the first quarter of 2010.

“These solid results reflect growing strength and momentum across our businesses and validate our long-term strategy to focus on diversifying and expanding our global footprint as the leading global multi-asset exchange,” said Duncan L. Niederauer, CEO, NYSE Euronext. “Our innovative NYSE Liffe U.S. launch of interest rate products is off to a strong start, bolstered by the unique benefits of New York Portfolio Clearing. Our listings franchise continues to expand through transfers from Nasdaq, and we were the global leader in IPOs in the first quarter. Lastly, our technology services pipeline continues to build and will accelerate toward our stated revenue goals for 2011.”

“We are confident that our strong standalone growth prospects will be enhanced and accelerated by the proposed merger with Deutsche Boerse, through significant efficiency gains, earnings growth and multiple expansion for our shareholders. I look forward to articulating the power of the proposed combination at our annual stockholder meeting later today in New York.”

The table below summarizes the financial results1 for the first quarter of 2011:

($ in millions, except EPS)	1Q11	4Q10	% Δ 1Q11 vs. 4Q10		1Q10	% Δ 1Q11 vs. 1Q10
Total Revenues[2]	$1,148	$1,045	10%		$1,083	6%

Total Revenues, Less Transaction-Based Expenses[3]	679	613	11%		645	5%
Other Operating Expenses[4]	415	425	(2%	)	427	(3%	)

Operating Income[4]	$264	$188	40%		$218	21%
Net Income[4]	$177	$120	48%		$140	26%
Diluted Earnings Per Share[4]	$0.68	$0.46	48%		$0.54	26%

Operating Margin	39%	31%	8 ppts		34%	5 ppts
EBITDA Margin	49%	44%	5 ppts		44%	5 ppts

[1]	A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See also our statement on non-GAAP financial measures at the end of this earnings release.
[2]	Includes activity assessment fees.
[3]	Transaction-based expenses include Section 31 fees, liquidity payments and routing & clearing fees.
[4]	Excludes merger expenses and exit costs.

Michael S. Geltzeiler, Group Executive Vice President and CFO, NYSE Euronext commented, “Our first quarter results represent a return to the growth trajectory established for NYSE Euronext before the second half of 2010, and underscores the power of the inherent leverage in our model both year-over-year and sequentially. Net revenue growth of 5% year-over-year, accompanied by a 3% decrease in expenses drove a 21% increase in operating income, a 26% increase in diluted earnings per share and incremental margins of over 130%. We are continuing our multi-year cost containment initiative which has reduced our cost base by over $600 million since the merger with Euronext in 2007, on a constant dollar, constant portfolio basis. Higher EBITDA and lower capital expenditures have translated into strong free cash flow which, supported by an ‘A’ rated balance sheet, creates significant organic growth opportunities and strongly positions us to return capital to shareholders.”

FIRST QUARTER 2011 CONSOLIDATED RESULTS

Total revenues, less transaction-based expenses, which include Section 31 fees, liquidity payments and routing and clearing fees (net revenue), was $679 million in the first quarter of 2011, up $34 million, or 5% compared to the first quarter of 2010 and was up 11% compared to the fourth quarter of 2010. The $34 million increase in net revenue compared to the first quarter of 2010, which included a $2 million positive impact from currency fluctuations, was primarily driven by a $22 million increase in net trading revenues, with increases across all trading venues as well as a $12 million increase in non-trading revenue driven by increases in market data, listings and technology services fees. The $66 million, or 11% increase in net revenue compared to the fourth quarter of 2010 was driven by higher net trading revenues across all venues, principally European derivatives and European cash which experienced trading ADV increases of 24% and 29%, respectively.

Other operating expenses, which exclude merger expenses and exit costs, were $415 million in the first quarter of 2011, down $12 million, or 3% compared to the first quarter of 2010 and decreased 2% compared to the fourth quarter of 2010. The $12 million decrease in fixed costs compared to the first quarter of 2010, which included a $2 million negative impact for foreign currency fluctuations, was primarily driven by an $11 million decrease in compensation costs and a $16 million decrease in selling, general and administrative expenses, partially offset by higher professional services fees and depreciation and amortization.

For the full-year 2011, fixed operating expenses are expected to be less than $1,650 million on a constant dollar, constant portfolio basis, compared to full-year 2010 expenses of $1,678 million.

Operating income, excluding merger expenses and exit costs, was $264 million, up $46 million, or 21% compared to the first quarter of 2010 and increased $76 million, or 40% compared to the fourth quarter of 2010.

Adjusted EBITDA, which excludes merger expenses and exit costs, was $334 million, up $50 million, or 18% compared to the first quarter of 2010 and increased $66 million, or 25% compared to the fourth quarter of 2010. Adjusted EBITDA margin was 49% in the first quarter of 2011, compared to 44% in the first quarter of 2010.

Non-operating income for the first quarter of 2011 includes the impact of the investment in New York Portfolio Clearing (loss/income from associates) and NYSE Liffe U.S. (net loss/income attributable to non-controlling interest) initiatives. Both New York Portfolio Clearing and NYSE Liffe U.S. are currently in a loss position, however, the financial results of the two initiatives are expected to improve with the launch of interest rate futures on NYSE Liffe U.S. which are cleared through New York Portfolio Clearing.

The effective tax rate for the first quarter of 2011 was approximately 26%. For the full-year 2011, the effective tax rate is expected to be 26%.

The weighted average diluted shares outstanding in the first quarter of 2011 was 262 million, up from 261 million shares in the first quarter of 2010. For the full-year 2011, the weighted average diluted shares outstanding is expected to be 263 million. With the sale of the former American Stock Exchange headquarters building, approximately 0.3 million shares will be issued in the second quarter of 2011.

At March 31, 2011, total debt of $2.4 billion was $83 million below December 31, 2010 levels and consisted of $2.2 billion in long-term debt and $0.2 billion in short-term debt. Cash, cash equivalents, investments and other securities (including $88 million related to Section 31 fees collected from market participants and due to the SEC) was $0.4 billion and net debt was $2.0 billion.

The ratio of debt-to-EBITDA in the first quarter of 2011 declined to 1.8 times, the lowest level since the establishment of NYSE Euronext in April 2007, from 2.2 times in the fourth quarter of 2010. The decrease in the debt-to-EBITDA ratio reflects the strong growth in adjusted EBITDA, lower capital expenditures and continued deleveraging relative to the fourth quarter of 2010.

Total capital expenditures in the first quarter of 2011 were $36 million compared to $92 million in the first quarter of 2010. For the full-year 2011 total capital expenditures are expected to be less than $200 million.

Headcount as of March 31, 2011 was 3,028 (including 75 headcount from the closing of APX, Inc. and the creation of NYSE BlueTM), up 2% from December 31, 2010, but down 6% from March 31, 2010.

The Board of Directors declared a cash dividend of $0.30 per share for the second quarter of 2011. The second quarter 2011 dividend is payable June 30, 2011 to shareholders of record as of the close of business on June 16, 2011. The anticipated ex-date will be June 14, 2011.

FIRST QUARTER 2011 SEGMENT RESULTS

Below is a summary of business segment results:

	Derivatives			Cash Trading & Listings			Info. Svcs. & Tech. Solutions
($ in millions)	Net Revenue[1]	Operating Income[2]	Adjusted EBITDA[2]	Net Revenue[1]	Operating Income[2]	Adjusted EBITDA[2]	Net Revenue[1]	Operating Income[2]	Adjusted EBITDA[2]
1Q11	$236	$146	$161	$328	$125	$171	$116	$28	$37
4Q10	$188	$91	$108	$310	$99	$153	$114	$28	$37
1Q10	$224	$130	$145	$312	$106	$149	$110	$17	$25

[1]	Net revenue defined as total revenue less transaction-based expenses including Section 31 fees, liquidity payments and routing & clearing fees.
[2]	Excludes merger expenses and exit costs.

DERIVATIVES

Derivatives net revenue of $236 million in the first quarter of 2011 increased $12 million, or 5% compared to the first quarter of 2010 and increased $48 million, or 26% compared to the fourth quarter of 2010. The $12 million increase in net revenue compared to the first quarter of 2010 was driven by a $9 million increase in European derivatives net trading revenue on a 4% increase in average net revenue capture per contract on stable average daily volume (“ADV”) (excluding Bclear) and a $4 million increase in net U.S. equity options trading net revenue driven by a 19% increase in ADV, partially offset by a 9% decline in average net capture per contract. The $48 million increase in net revenue compared to the fourth quarter of 2010 was driven by strong increases in derivatives trading volumes, both in Europe and the U.S. European derivatives trading volumes increased 34% (excluding Bclear) with the average net revenue capture per contract increasing 3% and U.S. equity options trading volumes increased 19% with the average net revenue capture per contract decreasing 2%.

•	Global Derivatives ADV in the first quarter of 2011 was 9.1 million contracts, an increase of 6% compared to 2010 and an increase of 21% from the fourth quarter of 2010.

•

NYSE Liffe U.S., the U.S. futures platform, launched Eurodollar and U.S. Treasury futures on March 21 and March 28, respectively, and approximately 480,000 contracts were executed during the first nine trading days in the new products. A wide range of clients are now trading over the platform and open interest continues to grow. The pipeline of new trading clients is strong, with several new clients expected to begin trading in the coming weeks.

•	NYSE Euronext’s U.S. equity options exchanges accounted for 26% of total consolidated U.S. equity options trading in the first quarter of 2011, compared to 27% in the first quarter of 2010.

CASH TRADING AND LISTINGS

Cash Trading and Listings net revenue of $328 million in the first quarter of 2011 increased $16 million, or 5% compared to the first quarter of 2010 and increased $18 million, or 6% compared to the fourth quarter of 2010. The $16 million increase in net revenue compared to the first quarter of 2010 was primarily driven by a 32% increase in European cash ADV, a 15% increase in the U.S. cash average net revenue per 100 shares handled and higher listing revenue. The $18 million increase in net revenue compared to the fourth quarter of 2010 was primarily driven by a 29% increase in European cash ADV, partially offset by lower average net revenue per transaction on higher volume and a 3% increase in U.S. cash ADV accompanied by a 14% increase in the average net revenue per 100 shares handled.

•

European cash ADV of 1.8 million transactions in the first quarter of 2011 increased 32% from 1.4 million transactions in the first quarter of 2010 and increased 29% from the fourth quarter of 2010. European cash market share (value traded) in NYSE Euronext’s four core markets was 70% in the first quarter of 2011, down from 73% in the first quarter of 2010. In the U.S., cash trading ADV declined 9% to 2.3 billion shares traded from 2.5 billion in the first quarter of 2010, but increased 3% from the fourth quarter of 2010. Tape A matched market share was 35% in the first quarter of 2011 in-line with the first quarter of 2010.

•

NYSE Euronext led the global market for Initial Public Offerings (IPOs) with nearly $15 billion in total capital raised on its markets, more than any exchange group in the world. NYSE led the U.S. IPO market, with 25 U.S. IPOs raising $14.7 billion, or 92% of total U.S. domestic proceeds, according to Dealogic. NYSE listed IPOs from China, Colombia, the Netherlands and South Korea, demonstrating the global nature of the NYSE’s U.S. IPO activity.

•

Several private equity (PE) backed companies went public on NYSE in the first quarter of 2011, including HCA, Kinder Morgan Inc., The Nielsen Company and BankUnited. In March, HCA’s $3.79 billion IPO marked the largest PE backed IPO in history, surpassing the previous record PE-backed IPO by Kinder Morgan Inc., which raised $2.9 billion in February 2011. With the successful completion of these transactions, nine out of 10 of the largest-ever PE-backed IPOs in the world are listed on the NYSE.

•

Venture capital (VC) backed IPOs, during the first quarter of 2011 included Demand Media, Inc., Neophotonics Corp. and Qihoo 360. NYSE also listed five of the nine technology-based companies that went public in the U.S. during the first quarter of 2011.

•

Four companies have completed transfers, or are in the process of transferring from Nasdaq. The companies include: Success Factors, IMAX Corp., Miller Energy Resources and USANA Health Services. These transfers build upon the 14 transfers from Nasdaq completed in full-year 2010.

•

NYSE Euronext completed its transaction with APX, Inc. to create NYSE BlueTM, a new global company with an exclusive focus on environmental and sustainable energy markets. NYSE Euronext contributed its ownership in BlueNext, the environmental trading platform in return for a majority interest in NYSE BlueTM.

INFORMATION SERVICES AND TECHNOLOGY SOLUTIONS

Information Services and Technology Solutions revenue was $116 million in the first quarter of 2011, an increase of $6 million, or 5% compared to the first quarter of 2010 and a $2 million, or 2% increase compared to the fourth quarter of 2010. The $6 million increase in revenue compared to the first quarter of 2010 was primarily driven by an increase in SFTI fees resulting from expansion in the U.S. as well as Europe. The first quarter is a seasonally slow period for technology sales and as the pipeline of technology sales continues to build, NYSE Technologies is on-track to achieve total segment revenue growth of greater than 15% in 2011 compared to 2010. The $2 million increase compared to the fourth quarter of 2010 was primarily driven by an increase in SFTI and European market data fees.

•

The Information Services and Technology Solutions segment achieved its highest level of quarterly revenue generation with an operating margin of 24% and the technology services sales pipeline continues to build.

•

NYSE Technologies successfully launched a new Multilateral Trading Facility (MTF), Sigma X for Goldman Sachs. The platform is hosted and managed by NYSE Technologies from NYSE Euronext’s European Liquidity Center in Basildon.

•	NYSE Arca completed its migration to Mahwah data center and co-location revenue will increase in the second quarter of 2011.

# # #

The accompanying tables include information integral to assessing the Company’s financial performance.

Virtual Shareholder Meeting : April 28, 2011 at 8:00 a.m. (NY/EDT)/2:00 p.m. (Paris/CET)

A live video webcast of the 2011 Annual Meeting of Stockholders will be available directly through www.virtualshareholdermeeting.com/nyx or through the Investor Relations section of NYSE Euronext’s website, http://www.nyseeuronext.com/ir. Those wishing to listen to the live 2011 Annual Meeting of Stockholders via telephone should dial-in at least ten minutes before the call begins. A replay of the video webcast will be available at approximately 10:00 a.m. (NY/EDT) directly through www.virtualshareholdermeeting.com/nyx or through the Investor Relations section of NYSE Euronext’s website, http://www.nyseeuronext.com/ir.

Live Dial-in Information:

United States: 800.860.2442

International: 412.858.4600

Non-GAAP Financial Measures

To supplement NYSE Euronext’s consolidated financial statements prepared in accordance with GAAP and to better reflect period-over-period comparisons, NYSE Euronext uses non-GAAP financial measures of performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure, calculated and presented in accordance with GAAP. Non-GAAP financial measures do not replace and are not superior to the presentation of GAAP financial results, but are provided to (i) present the effects of certain merger expenses, exit costs and other special items, and (ii) improve overall understanding of NYSE Euronext’s current financial performance and its prospects for the future. Specifically, NYSE Euronext believes the non-GAAP financial results provide useful information to both management and investors regarding certain additional financial and business trends relating to financial condition and operating results. In addition, management uses these measures for reviewing financial results and evaluating financial performance. The non-GAAP adjustments for all periods presented are based upon information and assumptions available as of the date of this release.

About NYSE Euronext

NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext’s equities markets – the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca – represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the Fortune 500. For more information, please visit: http://www.nyx.com.

Safe Harbor Statement

NYSE Euronext is party to a proposed business combination transaction with Deutsche Boerse AG. In connection with the proposed business combination transaction, Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, has filed a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that includes (1) a draft proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) a draft offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Boerse AG shares held by U.S. holders. When finalized, NYSE Euronext will mail the proxy statement/prospectus to its stockholders in connection with the vote to approve the merger of NYSE Euronext and a wholly owned subsidiary of Holding, and Holding will mail the offering prospectus to Deutsche Boerse AG shareholders in the United States in connection with Holding’s offer to acquire all of the outstanding shares of Deutsche Boerse AG. NYSE Euronext and Deutsche Boerse AG also expect that Holding will file an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”).

Investors and security holders are urged to read the proxy statement/prospectus and the offer document regarding the proposed business combination transaction if and when they become available because they will contain important information. You may obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s Web site at www.sec.gov. The proxy statement/prospectus (if and when it becomes available) and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s Web site at www.nyse.com and Deutsche Boerse AG’s Web site at www.deutsche-boerse.com. The offer document will be made available at Holding’s Web site at www.global-exchange-operator.com following clearance by the BaFin.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Boerse AG or NYSE Euronext. The final terms and further provisions regarding the public offer will be disclosed in the offer document after the publication has been approved by the BaFin and in documents that will be filed with the SEC. Holding reserves the right to deviate in the final terms of the public offer from the basic information described herein. Investors and holders of NYSE Euronext shares and Deutsche Boerse AG shares are strongly encouraged to read the offer document and all documents in connection with the public offer as soon as they are published, since they will contain important information.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

This announcement and related materials do not constitute in France an offer for ordinary shares in Alpha Beta Netherlands Holding N.V. The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

PARTICIPANTS IN THE SOLICITATION

NYSE Euronext, Deutsche Boerse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC if and when they become available.

FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements about NYSE Euronext, Deutsche Boerse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Boerse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Boerse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Boerse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONTACT: Investor Relations

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NYSE Euronext

Condensed consolidated statements of income (unaudited)

(in millions, except per share data)

	Three months ended,
	March 31, 2011	December 31, 2010	March 31, 2010
Revenues
Transaction and clearing fees	$815	$713	$762
Market data	96	95	91
Listing	109	107	105
Technology services	82	82	79
Other revenues	46	48	46

Total revenues	1,148	1,045	1,083
Transaction-based expenses:
Section 31 fees	89	76	63
Liquidity payments, routing and clearing	380	356	375

Total revenues, less transaction-based expenses	679	613	645

Other operating expenses
Compensation	161	134	172
Depreciation and amortization	70	80	66
Systems and communications	52	55	52
Professional services	69	82	58
Selling, general and administrative	63	74	79
Merger expenses and exit costs	21	18	13

Total other operating expenses	436	443	440

Operating income	243	170	205
Net interest and investment income (loss)	(29)	(30)	(27)
Loss from associates	(1)	(2)	(2)
Other income (loss)	—	2	(3)

Income before income taxes	213	140	173
Income tax provision	(62)	(9)	(48)

Net income	151	131	125
Net loss attributable to noncontrolling interest	4	4	5

Net income attributable to NYSE Euronext	$155	$135	$130

Basic earnings per share attributable to NYSE Euronext	$0.59	$0.52	$0.50
Diluted earnings per share attributable to NYSE Euronext	$0.59	$0.51	$0.50
Basic weighted average shares outstanding	261	261	260
Diluted weighted average shares outstanding	262	262	261

We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

	Three months ended,
Non-GAAP Reconciliation	March 31, 2011	December 31, 2010	March 31, 2010
Income (loss) before income taxes—GAAP	$213	$140	$173
Excluding:
Merger expenses and exit costs	21	18	13

Income before income taxes—as adjusted	234	158	186
Income tax provision	(61)	(42)	(51)

Net income—as adjusted	173	116	135
Net loss (income) attributable to noncontrolling interest	4	4	5

Net income attributable to NYSE Euronext—as adjusted	$177	$120	$140

Diluted earnings per share attributable to NYSE Euronext	$0.68	$0.46	$0.54

NYSE Euronext

Segment Results (unaudited)

(in millions)

		Three months ended March 31, 2011					Three months ended March 31, 2010
		Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Corporate and Eliminations	Consolidated	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Corporate and Eliminations	Consolidated
Revenues
Transaction and clearing fees		$286	$529	$—	$—	$815	$278	$484	$—	$—	$762
Market data		12	50	34	—	96	12	48	31	—	91
Listing		—	109	—	—	109	—	105	—	—	105
Technology services		—	—	82	—	82	—	—	79	—	79
Other revenues		9	38	—	(1)	46	8	39	—	(1)	46

Total revenues		307	726	116	(1)	1,148	298	676	110	(1)	1,083
Transaction-based expenses:
Section 31 fees		—	89	—	—	89	—	63	—	—	63
Liquidity payments, routing and clearing		71	309	—	—	380	74	301	—	—	375

Total revenues, less transaction-based expenses		236	328	116	(1)	679	224	312	110	(1)	645
Depreciation and amortization	[a]	15	46	9	—	70	15	43	8	—	66
Merger expenses and exit costs (M&E)	[b]	1	3	1	16	21	3	7	2	1	13
Other operating expenses		75	157	79	34	345	79	163	85	34	361

Operating income—GAAP	[c]	$145	$122	$27	$(51)	$243	$127	$99	$15	$(36)	$205

Operating income excluding M&E	[c]+[b]	$146	$125	$28	$(35)	$264	$130	$106	$17	$(35)	$218

Adjusted EBITDA	[c]+[a]+[b]	$161	$171	$37	$(35)	$334	$145	$149	$25	$(35)	$284

Operating margin excluding M&E		62%	38%	24%	N/M	39%	58%	34%	15%	N/M	34%
Adjusted EBITDA margin		68%	52%	32%	N/M	49%	65%	48%	23%	N/M	44%

N/M = Not meaningful

We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

NYSE Euronext

Fixed operating expenses (unaudited)

(in millions)

Fixed operating expenses for the three months ended March 31, 2011—GAAP	$436
Less:
Merger expenses and exit costs	(21)

	$415
Excluding the impact of:
Currency translation	(2)
Acquisitions and dispositions, net	(4)*

Fixed operating expenses for the three months ended March 31, 2011—as adjusted	$409	[a]

Fixed operating expenses for the three months ended March 31, 2010—GAAP	$440
Less:
Merger expenses and exit costs	(13)

	$427	[b]

Variance ($)	$(18)	[a]-[b]=[c]

Variance (%)	-4%	[c]/[b]

*	Includes the contribution of APX and Corporate Board Member.

We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

NYSE Euronext

Condensed consolidated statements of financial condition (unaudited)

(in millions)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash, cash equivalents, and short term financial investments	$351	$379
Accounts receivable, net	602	526
Deferred income taxes	77	120
Other current assets	203	149

Total current assets	1,233	1,174
Property and equipment, net	1,021	1,021
Goodwill	4,196	4,050
Other intangible assets, net	6,083	5,837
Deferred income taxes	611	633
Other assets	649	663

Total assets	$13,793	$13,378

Liabilities and equity
Accounts payable and accrued expenses	$749	$910
Deferred revenue	428	176
Short term debt	201	366
Deferred income taxes	3	2

Total current liabilities	1,381	1,454
Long term debt	2,156	2,074
Deferred income taxes	2,049	2,007
Accrued employee benefits	453	499
Deferred revenue	371	366
Other liabilities	106	134

Total liabilities	6,516	6,534
Equity	7,277	6,844

Total liabilities and equity	$13,793	$13,378

NYSE Euronext

Selected Statistical Data:

Volume Summary

	Average Daily Volume					Total Volume
(Unaudited)	1Q11	4Q10	% Δ 1Q11 vs. 4Q10	1Q10	% Δ 1Q11 vs. 1Q10	1Q11	4Q10	% Δ 1Q11 vs. 4Q10	1Q10	% Δ 1Q11 vs. 1Q10
Number of Trading Days—European Markets	64	66		63		64	66		63
Number of Trading Days—U.S. Markets	62	64		61		62	64		61
European Derivatives Products (contracts in thousands)	4,633	3,737	24.0%	4,851	-4.5%	296,529	246,658	20.2%	305,606	-3.0%
of which Bclear	771	861	-10.5%	972	-20.7%	49,335	56,831	-13.2%	61,234	-19.4%
Avg. Net Rate Per Contract (ex. Bclear)	$0.692	$0.674	2.7%	$0.663	4.4%	$0.692	$0.674	2.7%	$0.663	4.4%
Avg. Net Rate Per Contract (ex. Bclear)—Currency Neutral	$0.692	$0.684	1.2%	$0.681	1.6%	$0.692	$0.684	1.2%	$0.681	1.6%
Total Interest Rate Products[1]	2,700	1,817	48.6%	2,711	-0.4%	172,792	119,948	44.1%	170,820	1.2%
Short Term Interest Rate Products	2,568	1,696	51.4%	2,594	-1.0%	164,371	111,949	46.8%	163,418	0.6%
Medium and Long Term Interest Rate Products	132	121	8.6%	117	12.0%	8,421	8,000	5.3%	7,402	13.8%
Total Equity Products[2]	1,845	1,851	-0.3%	2,088	-11.6%	118,110	122,159	-3.3%	131,513	-10.2%
Individual Equity Products	1,266	1,341	-5.6%	1,466	-13.6%	81,011	88,517	-8.5%	92,343	-12.3%
Futures	575	702	-18.2%	726	-20.8%	36,777	46,353	-20.7%	45,712	-19.5%
Options	691	639	8.2%	740	-6.6%	44,234	42,164	4.9%	46,631	-5.1%
Equity Index Products	580	510	13.7%	622	-6.8%	37,100	33,642	10.3%	39,170	-5.3%
of which Bclear	771	861	-10.5%	972	-20.7%	49,335	56,831	-13.2%	61,234	-19.4%
Individual Equity Products	690	780	-11.5%	851	-19.0%	44,152	51,473	-14.2%	53,634	-17.7%
Futures	569	699	-18.5%	725	-21.4%	36,437	46,108	-21.0%	45,653	-20.2%
Options	121	81	48.3%	127	-4.8%	7,715	5,365	43.8%	7,981	-3.3%
Equity Index Products	81	81	-0.2%	121	-32.9%	5,183	5,358	-3.3%	7,600	-31.8%
Commodity Products	88	69	27.4%	52	70.5%	5,627	4,551	23.6%	3,273	71.9%
U.S. Derivatives Products—Equity Options[3] (contracts in thousands)
Options Contracts	4,408	3,715	18.7%	3,713	18.7%	273,323	237,774	15.0%	226,490	20.7%
Avg. Net Rate Per Contract	$0.165	$0.168	-1.8%	$0.181	-8.8%	$0.165	$0.168	-1.8%	$0.181	-8.8%
Total Consolidated Options Contracts	17,298	15,132	14.3%	13,975	23.8%	1,072,501	968,433	10.7%	852,501	25.8%
Share of Total Consolidated Options Contracts	25.5%	24.6%		26.6%		25.5%	24.6%		26.6%
NYSE Liffe U.S.
Futures and Futures Options Volume*	21.7	14.9	45.8%	20.8	4.5%	1,347.3	956.7	40.8%	1,267.7	6.3%
European Cash Products (trades in thousands)	1,803	1,400	28.8%	1,369	31.7%	115,377	92,390	24.9%	86,224	33.8%
Avg. Net Revenue Per Transaction	$0.667	$0.714	-6.6%	$0.800	-16.6%	$0.667	$0.714	-6.6%	$0.800	-16.6%
Avg. Net Revenue Per Transaction—Currency Neutral	$0.667	$0.719	-7.2%	$0.793	-15.9%	$0.667	$0.719	-7.2%	$0.793	-15.9%
Equities	1,732	1,341	29.1%	1,313	31.9%	110,841	88,522	25.2%	82,696	34.0%
Exchange-Traded Funds	21	17	21.0%	16	28.5%	1,316	1,108	18.8%	1,012	30.1%
Structured Products	45	36	24.7%	34	32.0%	2,873	2,387	20.4%	2,115	35.8%
Bonds	5	6	-9.5%	6	-9.5%	347	373	-6.8%	401	-13.3%
U.S. Cash Products (shares in millions)	2,309	2,233	3.4%	2,541	-9.1%	143,183	142,924	0.2%	154,993	-7.6%
Avg. Net Fee Per 100 Shares Handled	$0.0370	$0.0326	13.5%	$0.0323	14.6%	$0.0370	$0.0326	13.5%	$0.0323	14.6%
NYSE Listed (Tape A) Issues [4]
Handled Volume [5]	1,668	1,621	2.9%	1,824	-8.6%	103,397	103,764	-0.4%	111,249	-7.1%
Matched Volume [6]	1,578	1,536	2.7%	1,692	-6.8%	97,806	98,325	-0.5%	103,195	-5.2%
Total NYSE Listed Consolidated Volume	4,568	4,335	5.4%	4,866	-6.1%	283,211	277,427	2.1%	296,818	-4.6%
Share of Total Consolidated Volume
Handled Volume [5]	36.5%	37.4%	-2.4%	37.5%	-1.0%	36.5%	37.4%	-2.4%	37.5%	-1.0%
Matched Volume [6]	34.5%	35.4%	-2.5%	34.8%	-0.3%	34.5%	35.4%	-2.5%	34.8%	-0.3%
NYSE Arca & Amex (Tape B) Listed Issues
Handled Volume [5]	347	325	6.5%	381	-9.1%	21,491	20,825	3.2%	23,260	-7.6%
Matched Volume [6]	311	294	5.5%	337	-7.9%	19,270	18,847	2.2%	20,579	-6.4%
Total NYSE Arca & Amex Listed Consolidated Volume	1,351	1,221	10.7%	1,470	-8.1%	83,751	78,122	7.2%	89,652	-6.6%
Share of Total NYSE Arca & NYSE Amex Listed Consolidated Volume
Handled Volume [5]	25.7%	26.7%	-3.7%	25.9%	-0.2%	25.7%	26.7%	-3.7%	25.9%	-0.2%
Matched Volume [6]	23.0%	24.1%	-4.6%	23.0%	0.0%	23.0%	24.1%	-4.6%	23.0%	0.0%
Nasdaq Listed Issues (Tape C)
Handled Volume [5]	295	286	3.0%	336	-12.1%	18,295	18,335	-0.2%	20,484	-10.7%
Matched Volume [6]	251	246	2.2%	275	-8.5%	15,572	15,735	-1.0%	16,750	-7.0%
Total Nasdaq Listed Consolidated Volume	2,051	1,893	8.4%	2,339	-12.3%	127,166	121,123	5.0%	142,682	-10.9%
Share of Total Nasdaq Listed Consolidated Volume
Handled Volume [5]	14.4%	15.1%	-4.6%	14.4%	0.0%	14.4%	15.1%	-4.6%	14.4%	0.0%
Matched Volume [6]	12.2%	13.0%	-6.2%	11.7%	0.5%	12.2%	13.0%	-6.2%	11.7%	0.5%
Exchange-Traded Funds [5,7]
Handled Volume [5]	315	305	3.5%	365	-13.5%	19,557	19,502	0.3%	22,256	-12.1%
Matched Volume [6]	283	276	2.4%	324	-12.7%	17,543	17,681	-0.8%	19,774	-11.3%
Total ETF Consolidated Volume	1,245	1,157	7.6%	1,443	-13.7%	77,213	74,056	4.3%	88,017	-12.3%
Share of Total ETF Consolidated Volume
Handled Volume [5]	25.3%	26.3%	-3.8%	25.3%	0.0%	25.3%	26.3%	-3.8%	25.3%	0.0%
Matched Volume [6]	22.7%	23.9%	-5.0%	22.5%	0.2%	22.7%	23.9%	-5.0%	22.5%	0.2%

[1]	Data includes currency products.
[2]	Includes all trading activities for Bclear, NYSE Liffe's clearing service for wholesale derivatives.
[3]	Includes trading in U.S. equity options contracts, not equity-index options.
[4]	Includes all volume executed in NYSE Group crossing sessions.
[5]

Represents the total number of shares of equity securities and ETFs internally matched on the NYSE Group's exchanges or routed to and executed at an external market center. NYSE Arca routing includes odd-lots.

[6]	Represents the total number of shares of equity securities and ETFs executed on the NYSE Group's exchanges.
[7]	Data included in previously identified categories.
*	Includes trading from Interest rate futures over NYSE Liffe U.S. for 9 trading days in 1Q11.

Source: NYSE Euronext, Options Clearing Corporation and Consolidated Tape as reported for equity securities.

All trading activity is single-counted, except European cash trading which is double counted to include both buys and sells.

NYSE Euronext

Selected Statistical Data:

Other Operating Statistics

	Three Months Ended
(Unaudited)	March 31, 2011	December 31, 2010	March 31, 2010
NYSE Euronext Listed Issuers

NYSE Listed Issuers
Issuers listed on U.S. Markets[1]	2,952	2,940	2,919
Number of new issuer listings[1]	44	62	39
Capital raised in connection with new listings ($millions)[2]	$12,446	$21,303	$3,472

Euronext Listed Issuers
Issuers listed on Euronext[1]	974	980	1,031
Number of new issuer listings[3]	10	18	18
Capital raised in connection with new listings ($millions)[2]	$29	$31	$432

NYSE Euronext Market Data

NYSE Market Data[4]
Share of Tape A revenues (%)	47.6%	49.0%	44.4%
Share of Tape B revenues (%)	31.1%	32.1%	34.2%
Share of Tape C revenues (%)	19.7%	21.0%	18.4%
Professional subscribers (Tape A)	374,285	377,481	381,873

Euronext Market Data
Number of terminals	233,289	238,539	238,905

NYSE Euronext Operating Expenses

NYSE Euronext employee headcount
NYSE Euronext headcount	3,028	2,968	3,216

NYSE Euronext Financial Statistics

NYSE Euronext foreign exchange rate
Average €/US$ exchange rate	$1.368	$1.359	$1.384
Average £/US$ exchange rate	$1.602	$1.581	$1.560

[1]

Figures for NYSE listed issuers include listed operating companies, special-purpose acquisition companies and closed-end funds listed on the NYSE and NYSE Amex and do not include NYSE Arca or structured products listed on the NYSE. There were 1,173 ETFs and 2 operating companies exclusively listed on NYSE Arca as of March 31, 2011. There were 477 corporate structured products listed on the NYSE as of March 31, 2011. Figures for new issuer listings include NYSE new listings (including new operating companies, special-purpose acquisition companies and closed-end funds listing on NYSE) and new ETP listings on NYSE Arca (NYSE Amex is excluded). Figures for Euronext present the operating companies were listed on Euronext and do not include NYSE Alternext, Free Market, closed-end funds, ETFs and structured product (warrants and certificates). As of March 31, 2011, 158 companies were listed on NYSE Alternext, 270 on Free Market and 618 ETFs were listed on NextTrack.

[2]

Euronext figures show capital raised in millions of dollars by operating companies listed on Euronext, NYSE Alternext and Free Market and do not include closed-end funds, ETFs and structured products (warrants and certificates). NYSE figures show capital raised in millions of dollars by operating companies listed on NYSE and NYSE Arca and do not include closed-end funds, ETFs and structured products.

[3]	Euronext figures include operating companies listed on Euronext, NYSE Alternext and Free Market and do not include closed-end funds, ETFs and structured products (warrants and certificates).

[4]

"Tape A" represents NYSE listed securities, "Tape B" represents NYSE Arca and NYSE Amex listed securities, and "Tape C" represents Nasdaq listed securities. Per Regulation NMS, as of April 1, 2007, share of revenues is derived through a formula based on 25% share of trading, 25% share of value traded, and 50% share of quoting, as reported to the consolidated tape. Prior to April 1, 2007, share of revenues for Tape A and B was derived based on number of trades reported to the consolidated tape, and share of revenue for Tape C was derived based on an average of share of trades and share of volume reported to the consolidated tape. The consolidated tape refers to the collection and dissemination of market data that multiple markets make available on a consolidated basis. Share figures exclude transactions reported to the FINRA/NYSE Trade Reporting Facility.

Source: NYSE Euronext, Options Clearing Corporation and Consolidated Tape as reported for equity securities.